Exhibit 4.14
Memorandum Of Understanding
This is a Memorandum of Understanding (“Memo”), dated September 17, 2009, by and between Lianchuang Technology Company Limited (“Lianchuang Technology”), a limited company legally registered and validly existing under the laws of the People’s Republic of China, and Linkage Technology (Nanjing) Co., Ltd.(“Linkage Nanjing”), a wholly foreign-owned enterprise legally registered and validly existing under the laws of the People’s Republic of China, collectively referred to herein as “the Parties.”
By this Memo, the Parties seek to clarify the intellectual property arrangement between the Parties prior to the execution of certain License Agreements in October 2008 and June 2009, respectively, between the Parties (the “License Agreements”) as follows:
The Parties hereby agree that, prior to the effective date of the License Agreements, any and all intellectual properties owned by Lianchuang Technology and used in any way or form by Linkage Nanjing shall be deemed to have been validly licensed to Linkage Nanjing free of charge.
The Memo constitutes the entire understanding between the Parties with respect to the subject matter of this Memo. The Memo becomes effective once executed by both Parties.
Lianchuang Technology Company Limited
Legal representative or authorized representative (signature):

/s/ Libin Sun

Name: Sun Libin
Title: Chairman
Linkage Technology (Nanjing) Co., Ltd.
Legal representative or authorized representative (signature):

/s/ Libin Sun

Name: Sun Libin
Title: Chairman and CEO